Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SEACOAST BANKING CORPORATION OF FLORIDA

Seacoast Banking Corporation of Florida, a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), hereby certifies as follows:

I.

The name of the Corporation is Seacoast Banking Corporation of Florida.

II.

After the filing and effectiveness pursuant to the FBCA of these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation, at 10:00 A.M. on May 19, 2025 (the “Effective Time”), the authorized number of shares of common stock of the Corporation is increased to 200,000,000 shares. Section 4.01 of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

4.01 General. The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 204,000,000 consisting of the following classes:

(1) 200,000,000 Shares of common stock, $0.10 par value per share (“Common Stock”); and

(2) 4,000,000 Shares of preferred stock, $0.10 par value per share (“Preferred Stock”).”

III.

The only voting group entitled to vote on the amendments contained in these Articles of Amendment was the holders of shares of the Corporation’s Common Stock. These Articles of Amendment were duly adopted by such shareholders on May 19, 2025, at the Corporation’s annual meeting of shareholders. The number of votes cast for the amendment above by the shareholders was sufficient for their approval.

IN WITNESS WHEREOF, Seacoast Banking Corporation of Florida has caused these Articles of Amendment to be signed by Charles M. Shaffer, its Chairman and Chief Executive Officer, this 19th day of May, 2025.

SEACOAST BANKING CORPORATION OF FLORIDA

By: /s/ Charles M. Shaffer
Name: Charles M. Shaffer
Title: Chairman and Chief Executive Officer